Exhibit 4(s)

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of June 26, 2018, is made by and between Walmart Inc., a Delaware corporation (formerly known as “Wal-Mart Stores, Inc.”) (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association formerly known as “The Bank of New York Trust Company, N.A.” (“BNY Mellon” or the “Trustee”), as successor-in-interest to J.P. Morgan Trust Company, National Association, a national banking association (“JPMTC”), as the original indenture trustee under that certain Indenture, dated as of July 19, 2005, by and between the Company and JPMTC, as indenture trustee, as amended by that certain First Supplemental Indenture, dated December 1, 2006, by and between the Company and BNY Mellon, and that certain Second Supplemental Indenture, dated as of December 19, 2014, by and between the Company and BNY Mellon (the “Indenture”).

Recitals. Effective February 1, 2018, the legal name of the Company was changed from “Wal-Mart Stores, Inc.” to “Walmart Inc.” by means of an amendment to the Restated Certificate of Incorporation of the Company, as such Restated Certificate of Incorporation had been previously amended prior to February 1, 2018, and which amendment to the Restated Certificate of Incorporation of the Company was effective as of February 1, 2018. In light of the change of the legal name of the Company, the Company desires to enter into this Supplemental Indenture for the purpose of evidencing such name change. In accordance with the terms of Section 9.01 of the Indenture, the Company and the Trustee are entering into Supplemental Indenture for such purpose without the consent of any Holder of any Securities of the Company.

For and in consideration of the premises set forth in this Supplemental Indenture, and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee hereby agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, capitalized terms shall have the same meanings assigned thereto in the Indenture.

Section 2. Name. For the avoidance of doubt all references in the Indenture to “Wal-Mart Stores, Inc.” shall mean “Walmart Inc.”

Section 3. Reserved.

Section 4. Effectiveness. This Supplemental Indenture shall be effective from and after the date first written above.

Section 5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS SUPPLEMENTAL INDENTURE AND

ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 6. Severability; Counterparts. This Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any provisions of this Supplemental Indenture which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7. Captions. The captions in this Supplemental Indenture are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Supplemental Indenture as of the date first written above.

WALMART INC.

By:	/s/ Matthew Allen
Name: Matthew Allen
Title: Vice President – Finance & Assistant Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu
Name: Karen Yu
Title: Vice President

Signature Page to Third Supplemental Indenture